Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-260415 and 333-268346) and Form S-8 (Nos. 333-261508, 333-263895 and 333-270695) of Velo3D, Inc. of our report dated April 3, 2024 relating to the financial statements, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
April 3, 2024